Chicopee Bancorp, Inc. Reports a 124.1% increase in year-end Net Income and Declares
First Cash Dividend

CHICOPEE, Mass., January 24, 2013 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ:CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three and twelve months ended December 31, 2012.

The Company also announced on January 24, 2013, that its Board of Directors declared its first quarterly cash dividend of $0.05 per share. Stockholders of record on February 4, 2013 will receive the cash dividend on or about March 8, 2013. This is the Company’s first dividend since completing its initial public stock offering in June 2006.

The Company reported an increase in net income of $614,000, or 162.0%, from $379,000, or $0.07 earnings per share, for the three months ended December 31, 2011 to $993,000, or $0.19 earnings per share, for the three months ended December 31, 2012. The increase in net income for the three months ended December 31, 2012 compared to the three months ended December 31, 2011, was primarily due to a decrease in non-interest expense of $365,000, or 7.8%, a decrease in the provision for loan losses of $64,000, or 24.1%, an increase in net interest income of $246,000, or 5.4%, and an increase in non-interest income of $245,000, or 35.1%. These improvements were partially offset by an increase in the Company’s combined federal and state effective tax rate from a tax benefit of 6.8% for the three months ended December 31, 2011 to an effective tax rate of 22.2% for the three months ended December 31, 2012.

The $365,000, or 7.8%, decrease in non-interest expense for the three months ended December 31, 2012 was primarily due to the decrease in salaries and benefits of $313,000, or 11.7%, a decrease in FDIC insurance expense of $38,000, or 30.6%, a decrease of $23,000, or 18.3%, in professional fees and a decrease of $14,000, or 6.4%, in furniture and equipment. These decreases were partially offset by an increase in stationery, supplies and postage of $5,000, or 6.0%, and an increase in data processing of $15,000, or 5.2%. The $313,000, or 11.7%, decrease in salaries and benefits was directly attributed to the decrease in the expense related to the 2007 Equity Incentive Plan. The restricted stock awards and stock options granted in 2007 were fully expensed on July 27, 2012.

The Company is committed to reducing costs to improve operating efficiency by controlling operating expenses and managing net interest income. The efficiency ratio improved from 88.2% for the three months ended December 31, 2011, to 81.6% for the three months ended September 30, 2012 and to 74.4% for the three months ended December 31, 2012. Management will continue to implement strategies to improve the Company’s efficiency ratio and profitability.

Non-interest income increased $245,000, or 35.1%, from $699,000 at December 31, 2011 to $944,000 at December 31, 2012. The increase in non-interest income was primarily due to a $258,000, or 209.8%, increase in income from loan sales and servicing, net, and a $30,000, or 6.0%, increase in customer service fees and commissions, partially offset by a $37,000 charge for other than temporary impairment of equity securities in the 2012 period.

The $246,000 increase in net interest income to $4.8 million for the three months ended December 31, 2012 was due to a $320,000, or 20.3%, decrease in interest expense, partially offset by a $74,000, or 1.2%, decrease in interest and dividend income from loans and investments due to the continued low interest rate environment. The decrease in interest expense was due to a $149,000, or 12.6%, decrease in deposit costs and a $171,000, or 43.5%, decrease in borrowing costs, including repurchase agreements.

The net interest margin increased twenty four basis points from 3.40% for the three months ended December 31, 2011 to 3.64% for the three months ended December 31, 2012. The interest rate spread increased twenty-six basis points from 3.11% for the three months ended December 31, 2011 to 3.37% for the three months ended December 31, 2012. The average cost of funds for the three months ended December 31, 2012 decreased 23 basis points compared to the 2011 period. The decrease in the cost of funds was primarily due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. In addition, the average balance of demand deposit accounts, an interest free source of funds, increased $11.9 million, or 19.0%, for the three months ended December 31, 2012 compared to the 2011 period.

The Company reported an increase in net income of $1.4 million, or 124.1%, from $1.1 million, or $0.21 earnings per share, for the twelve months ended December 31, 2011 to $2.5 million, or $0.48 earnings per share, for the twelve months ended December 31, 2012. The increase in net income was primarily due to an increase in net interest income of $822,000, or 4.6%, a decrease in non-interest expense of $429,000, or 2.3%, an increase in non-interest income of $373,000, or 14.1%, and a decrease in the provision for loan losses of $400,000, or 47.5%. These improvements were partially offset by an increase in the Company’s combined federal and state effective tax rate from a tax benefit of 7.6% for the twelve months ended December 31, 2011 to an effective tax rate of 19.1% for the twelve months ended December 31, 2012.

The increase in net interest income of $822,000, or 4.6%, from $17.9 million at December 31, 2011 to $18.8 million at December 31, 2012 was primarily due to the $1.3 million, or 18.5%, decrease in interest expense directly attributed to a $786,000, or 15.1%, decrease in deposit costs and a $489,000, or 28.7%, decrease in borrowing costs, including repurchase agreements. The decrease in interest expense was offset by the $453,000, or 1.8%, decrease in interest income due to the continued low interest rate environment.

Average interest earning assets for the twelve months ended December 31, 2012, increased $13.9 million, or 2.5%, from the same period in 2011. The yield on assets decreased 18 basis points, primarily due to the 28 basis point decrease in the loan yield. While the average interest-bearing liabilities increased $2.9 million, or 0.7%, the cost of funds decreased 30 basis points and was driven primarily by the 39 basis point decrease in the cost of time deposits due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. This decrease was partially offset by the 57 basis point increase in the cost of NOW accounts. The net interest margin increased seven basis points from 3.47% for the twelve months ended December 31, 2011, to 3.54% for the twelve months ended December 31, 2012. The interest rate spread increased twelve basis points from 3.16% for the twelve months ended December 31, 2011 to 3.28% for the twelve months ended December 31, 2012. The average balance of demand deposit accounts, an interest free source of funds, increased $14.4 million, or 27.5%, for the twelve months ended December 31, 2012 compared to December 31, 2011.

Non-interest income increased $373,000, or 14.1%, from $2.7 million at December 31, 2011 to $3.0 million at December 31, 2012. Income from customer service fees and commissions increased $264,000, or 13.4%, and income from loan sales and servicing, net increased $294,000, or 78.8%. These increases were partially offset by an increase of $123,000, or 97.6%, in net losses on the sale other real estate owned (“OREO”), a decrease of $12,000, or 100%, in net gain on sales of securities available for sale, and a decrease of $15,000, or 3.8%, in income from bank owned life insurance, and a $37,000 charge for other than temporary impairment of equity securities in 2012

The provision for loan losses was $442,000 for the twelve months ended December 31, 2012 compared to $842,000 for the twelve months ended December 31, 2011, a decrease of $400,000, or 47.5%. Non-performing loans decreased $724,000, or 15.4%, from $4.7 million, or 1.05% of total loans, at December 31, 2011 to $4.0 million, or 0.85% of total loans, at December 31, 2012. Total allowance for loan losses as a percentage of non-performing loans improved from 97.1% at December 31, 2011 to 109.5% at December 31, 2012.

Non-interest expense decreased $429,000 for the year ended December 31, 2012 compared to 2011. The decrease in non-interest expense was primarily due to a $466,000, or 4.3%, decrease in salaries and benefits, a $180,000, or 33.5%, decrease in FDIC insurance expense due to the new asset based assessment, a $58,000, or 3.8%, decrease in occupancy expense, a $47,000, or 4.0%, decrease in data processing and a $25,000, or 6.9%, decrease in stationery, supplies and postage. These decreases were partially offset by a $23,000, or 4.0%, increase in advertising expense, a $70,000, or 9.6%, increase in furniture and fixtures, and a $251,000, or 10.5%, increase in other non-interest expense. The increase in other non-interest expense was primarily due to a $71,000, or 46.7%, increase in foreclosure related expenses, a $39,000, or 22.3%, increase in armored car expense, and a $51,000 non-recurring expense for the termination of a contract with a third party vendor.

Total assets decreased $16.3 million, or 2.6%, from $616.3 million at December 31, 2011 to $600.0 million at December 31, 2012. The decrease in total assets was primarily due to a decrease in cash and cash equivalents of $21.5 million, or 35.2%, and a decrease in investments of $14.3 million, or 19.3%, partially offset by the increase in total loans of $21.5 million, or 4.8%, from $447.1 million, or 72.5% of total assets, at December 31, 2011 to $468.7 million, or 78.1% of total assets, at December 31, 2012.

The significant components of the $21.5 million, or 4.8%, increase in loans in 2012 was a $14.7 million, or 8.4%, increase in commercial real estate loans, a $5.2 million, or 6.5%, increase in commercial and industrial loans, a $4.1 million, or 12.9%, increase in commercial construction loans and a $1.9 million, or 6.5%, increase in home equity loans. These increases were partially offset by a $3.0 million, or 2.5%, decrease in one- to four-family residential real estate loans. The decrease in one- to four-family residential real estate loans was primarily due to the prepayments and refinancing activity attributed to the historically low interest rates. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell low coupon fixed rate residential real estate loans to the secondary market. During the year ended December 31, 2012, the Company sold $24.4 million in low coupon fixed rate loans and currently services $87.1 million in loans sold to the secondary market. The increase in construction loans was primarily due to the $4.1 million, or 12.9%, increase in the commercial construction portfolio to existing commercial relationships for the expansion of their facilities in Hampden County. Upon completion, the loans will be transferred to the commercial real estate loan portfolio.

The allowance for loan losses of $4.4 million, or 0.93%, of total loans, decreased $212,000, or 4.6%, from December 31, 2011. The allowance for loan losses as a percentage of non-performing loans increased from 97.1% at December 31, 2011 to 109.5% at December 31, 2012. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency trends, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.93% allowance for loan losses to total loans is sufficient to cover all inherent losses in the portfolio that are both probable and reasonable to estimate.

Asset quality continues to be the top focus for management and we continue to work aggressively to resolve problem loans as they arise. Non-performing assets decreased $1.1 million, or 18.9%, from $5.6 million, or 0.91% of total assets, at December 31, 2011 to $4.6 million, or 0.76%, of total assets at December 31, 2012. Non-performing assets at December 31, 2012, included $572,000 of OREO and $4.0 million of non-performing loans. Non-performing loans decreased $724,000 million, or 15.4%, from $4.7 million, or 1.05% of total loans, at December 31, 2011 to $4.0 million, or 0.85% of total loans, at December 31, 2012.

The investment securities portfolio, including securities held to maturity and available for sale, decreased $14.3 million, or 19.2%, to $60.2 million. This decrease was primarily due to a $13.3 million, or 49.2%, decrease in the U.S. Treasury portfolio, a $4.2 million, or 31.5%, in certificates of deposit, and a decrease of $892,000, or 43.1%, in collateralized mortgage obligations, partially offset by the increase in tax-exempt industrial revenue bonds of $4.1 million, or 12.9%.

Total deposits increased $12.8 million, or 2.8%, from $453.4 million at December 31, 2011 to $466.2 million at December 31, 2012. Core deposits, which we consider to be all deposits except certificates of deposit, increased $48.4 million, or 20.2%, from $240.3 million, or 53.0% of total deposits, at December 31, 2011 to $288.7 million, or 61.9% of total deposits, at December 31, 2012. NOW accounts increased $10.0 million, or 37.3%, demand deposits increased $6.6 million, or 9.6%, money market accounts increased $30.1 million, or 30.9%, and savings accounts increased $1.8 million, or 3.7%. The increase in core deposits was partially offset by the $35.7 million, or 16.7%, decrease in certificates of deposit to $177.4 million, or 38.1% of total deposits. Our continued success in growing low-cost relationship core deposits and continued disciplined pricing on new and renewing certificates of deposits at lower interest rates contributed to the $786,000, or 15.1%, decrease in deposit interest expense for the twelve months ended December 31, 2012.

Borrowings decreased $28.5 million, or 39.8%, from $71.6 million at December 31, 2011 to $43.1 million at December 31, 2012 and consisted of $9.8 million in repurchase agreements and $33.3 million in Federal Home Loan Bank advances.

Stockholders’ equity decreased $813,000, or 0.9%, from $90.8 million, or 14.7% of total assets, at December 31, 2011 to $90.0 million, or 15.0% of total assets, at December 31, 2012. The decrease in stockholders’ equity was primarily due to the repurchase of the Company’s stock at a cost of $4.4 million, partially offset by an increase in stock-based compensation of $826,000 or 17.5%, an increase in additional paid-in-capital of $244,000, or 8.7%, and net income of $2.5 million. Pursuant to the Company’s Stock Repurchase Programs previously announced, the Company repurchased 306,054 shares of Company stock at an average price per share of $14.27.

At December 31, 2012, the Company’s regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. Our capital management strategies have allowed us to increase our book value per share by $0.74, or 4.7%, to $16.57 at December 31, 2012 compared to $15.83 per share at December 31, 2011.

The Company’s year end results were one of the best in the Company’s history. This quarter marks the Company’s eleventh consecutive quarter of positive earnings.
We are pleased to announce the Board’s decision to initiate a Dividend Program for the Company’s stockholders. This is a significant milestone for our Company and provides another tool to enhance stockholder value. Chicopee Bancorp, Inc. is well capitalized, boasts an improving net interest margin and is again demonstrating a growing loan portfolio while selling $24.4 million in low coupon fixed rate residential real estate loans to the secondary market.
We continue to show steady improvement in core earnings on a quarter-to-quarter basis. Although the Company’s net interest income continues to be challenged by the sustained low interest rate environment, net interest income increased $822,000, or 4.6%, over the last twelve months and the net interest margin increased to 3.54%. This improvement was accomplished by managing the cost of funds to offset the continued decrease in the asset yield.

We continue to focus on deploying the Company’s high cash position into higher-yielding quality loans and remain committed to our expense reduction initiatives. The efficiency ratio decreased from 88.23% for the three months ended December 31, 2011 to 74.4% for the three months ended December 31, 2012 and decreased from 91.0% for the year ended December 31, 2011 to 84.0% for 2012.

We are also very pleased with the strong growth in both loans and core deposits, the cornerstones for enhancing the franchise value of the Company. Core deposits increased $48.4 million, or 20.2%, and the loan portfolio grew by $21.5 million, or 4.8%, from December 31, 2011. Excluding one-to four-family residential real estate loans which have been decreasing due to management’s decision to sell fixed rate low coupon one-to four-family residential loans, the remaining loan portfolio increased $24.6 million, or 7.6%, from December 31, 2011.

The management team continues to work diligently to improve asset quality and reduce non-performing assets. Asset quality remains favorable at December 31, 2012 as reflected in the ratio of non-performing loans as a percentage of total loans of 0.85% and non-performing assets as a percentage of total assets of 0.76%.

We have managed the Company through one of the most challenging economic conditions by executing our business strategy. We will continue to stay the course through these challenging times and continue to identify opportunities in the marketplace. We remain confident in our strategic plan to build long-term franchise value as we continue to increase the Company’s tangible book value which has increased $0.74, or 4.7%, from $15.83 at December 31, 2011 to $16.57 at December 31, 2012.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,
ASSETS	2012	2011
	(In Thousands, except per share data)

Cash and due from banks	$11,073	$10,665
Federal funds sold	3,372	50,457
Interest-bearing deposits with the Federal Reserve Bank of Boston	25,163	—
Total cash and cash equivalents	39,608	61,122

Securities available for sale, at fair value	621	613
Securities held to maturity, at cost (fair value $67,108 and $80,607
at December 31, 2012 and 2011, respectively)	59,568	73,852
Federal Home Loan Bank stock, at cost	4,277	4,489
Loans receivable, net of allowance for loan losses ($4,364 at
December 31, 2012 and $4,576 at December 31, 2011)	465,211	443,471
Loans held for sale	—	1,635
Other real estate owned	572	913
Mortgage servicing rights	368	344
Bank owned life insurance	13,807	13,427
Premises and equipment, net	9,459	9,853
Accrued interest receivable	1,567	1,527
Deferred income tax asset	3,252	2,893
FDIC prepaid insurance	467	824
Other assets	1,205	1,343
Total assets	$599,982	$616,306

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$75,407	$68,799
NOW accounts	36,711	26,747
Savings accounts	48,882	47,122
Money market deposit accounts	127,730	97,606
Certificates of deposit	177,447	213,103
Total deposits	466,177	453,377

Securities sold under agreements to repurchase	9,763	12,340
Advances from Federal Home Loan Bank	33,332	59,265
Accrued expenses and other liabilities	741	542
Total liabilities	510,013	525,524

Commitments and contingencies

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued;
5,428,585 outstanding at December 31, 2012 and 5,736,303 outstanding at December 31, 2011)	72,479	72,479
Treasury stock, at cost (2,010,783 shares at December 31, 2012 and
1,703,065 shares at December 31, 2011)	(26,567)	(22,190)
Additional paid-in capital	3,044	2,800
Unearned compensation (restricted stock awards)	(18)	(546)
Unearned compensation (Employee Stock Ownership Plan)	(3,868)	(4,166)
Retained earnings	44,873	42,408
Accumulated other comprehensive (loss) income	26	(3)
Total stockholders' equity	89,969	90,782
Total liabilities and stockholders' equity	599,982	616,306

The accompanying notes are an integral part of these consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Interest and dividend income:
Loans, including fees	$5,631	$5,709	$22,649	$23,186
Interest and dividends on securities	436	421	1,684	1,615
Other interest-earning assets	11	22	64	49
Total interest and dividend income	6,078	6,152	24,397	24,850

Interest expense:
Deposits	1,032	1,181	4,412	5,198
Securities sold under agreements to repurchase	2	8	13	36
Other borrowed funds	220	385	1,202	1,668
Total interest expense	1,254	1,574	5,627	6,902

Net interest income	4,824	4,578	18,770	17,948
Provision for loan losses	202	266	442	842
Net interest income, after provision for loan losses	4,622	4,312	18,328	17,106

Non-interest income:
Service charges, fee and commissions	534	504	2,228	1,964
Loan sales and servicing, net	381	123	667	373
Net gain on sales of securities available for sale	—	—	—	12
Loss on sale of other real estate owned	(29)	(27)	(249)	(126)
Other than temporary impairment charge	(37)	—	(37)	—
Income from bank owned life insurance	95	99	380	395
Other non-interest income	—	—	34	32
Total non-interest income	944	699	3,023	2,650

Non-interest expenses:
Salaries and employee benefits	2,365	2,678	10,429	10,895
Occupancy expenses	349	345	1,476	1,534
Furniture and equipment	204	218	798	728
FDIC insurance assessment	86	124	357	537
Data processing	302	287	1,119	1,166
Professional fees	103	126	550	547
Advertising	154	159	594	571
Stationery, supplies and postage	88	83	337	362
Other non-interest expense	640	636	2,645	2,394
Total non-interest expenses	4,291	4,656	18,305	18,734

Income before income tax expense (benefit)	1,275	355	3,046	1,022
Income tax expense (benefit)	282	(24)	581	(78)
Net income	$993	$379	$2,465	$1,100

Earnings per share:
Basic	$0.19	$0.07	$0.48	$0.21
Diluted	$0.19	$0.07	$0.48	$0.21
Adjusted weighted average common shares outstanding
Basic	5,040,314	5,260,330	5,120,653	5,335,811
Diluted	5,040,631	5,275,133	5,136,011	5,360,749

The accompanying notes are an integral part of these consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Operating Results:
Net interest income	$4,824	$4,578	$18,770	$17,948
Loan loss provision	202	266	442	842
Non-interest income	944	699	3,023	2,650
Non-interest expense	4,291	4,656	18,305	18,734
Net income	993	379	2,465	1,100

Performance Ratios:
Return on average assets	0.66%	0.25%	0.41%	0.19%
Return on average equity	4.39%	1.65%	2.75%	1.2%
Interest rate spread	3.37%	3.11%	3.28%	3.16%
Net interest margin	3.64%	3.4%	3.54%	3.47%
Non-interest income to average assets	0.63%	0.46%	0.51%	0.45%
Non-interest expense to average assets	2.86%	3.05%	3.06%	3.21%
Efficiency Ratio	74.39%	88.23%	83.99%	90.95%
Average Equity to Average Assets	15.08%	15.05%	15.02%	15.72%

Per Share Data
Diluted earnings per share	$0.19	$0.07	$0.48	$0.21
Stock price at period end			$15.89	$14.10
Book value per share			$16.57	$15.83

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.93%	1.02%
Allowance for loan losses as a percent of total non-performing loans			109.5%	97.1%
Net charge-offs to average loans outstanding during the period			0.14%	0.16%
Non-performing loans as a percent of total loans			0.85%	1.05%
Non-performing assets as a percent of total assets			0.76%	0.91%

Other Data:

Number of Offices			9	9
(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer